Exhibit 99.1

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for April 2023

HOUSTON, Texas, April 18, 2023 – PNC Bank, National Association, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders (the “Unit Holders”) of its units of beneficial interest (the “Units”) of $4,838,334.88 or $0.103807 per Unit, based primarily upon the reported production of the Trust’s subject interests (the “Subject Interests”) during the month of February 2023. The distribution is payable May 12, 2023, to the Unit Holders of record as of April 28, 2023.

For the production month of February 2023, the owner of the Subject Interests, Hilcorp San Juan L.P. and the operator of the Subject Interests, Hilcorp Energy Company (collectively, “Hilcorp”), reported to the Trust net profits of $6,564,258 ($4,923,194 net royalty amount to the Trust).

Hilcorp reported $10,497,723 of total revenue from the Subject Interests for the production month of February 2023, consisting of $10,378,698 of gas revenues and $119,025 of oil revenues. For the Subject Interests, Hilcorp reported $3,933,465 of production costs for the production month of February 2023, consisting of $2,675,325 of lease operating expense, $1,233,593 of severance taxes and $24,547 of capital costs.

Based upon the information that Hilcorp provided to the Trust, gas volumes for the Subject Interests for February 2023 totaled 1,649,392 Mcf (1,832,658 MMBtu), as compared to 1,913,923 Mcf (2,126,581 MMBtu) for January 2023. Dividing gas revenues by production volume yielded an average gas price for February 2023 of $6.29 per Mcf ($5.66 per MMBtu), as compared to an average gas price for January 2023 of $16.24 per Mcf ($14.61 per MMBtu).

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by our professional consultants and outside counsel to ensure full compliance with all the underlying operative Trust agreements and evaluating all available potential remedies in the event there is evidence of non-compliance.

Contact:	San Juan Basin Royalty Trust

PNC Bank, National Association
PNC Asset Management Group 2200 Post Oak Blvd., Floor 18
Houston, TX 77056 website: www.sjbrt.com e-mail: sjt@pnc.com

Ross Durr, RPL, Senior Vice President & Mineral Interest Director
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553